CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 20, 2006, relating to the financial statements and financial highlights which appear in the November 30, 2005Annual Reports to Shareholders of Dreyfus Premier Balanced Opportunity Fund, Dreyfus Premier Blue Chip Fund and Dreyfus Premier Select Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 27, 2006